THIRD QUARTER REPORT 2009

FELLOW SHAREHOLDERS:

In this year of new leadership for Harris & Harris Group, we are aware that one of the most important issues on the minds of shareholders is the performance of our stock.  After closing at $3.95 at December 31, 2008, the share price has increased to $4.68 at November 6, 2009.  However, with the announcement of our underwritten public offering of 4,887,500 shares on October 5, 2009, at a price to the public of $4.75 per share, the share price has declined from $5.55 on October 5, 2009, to $4.68 as of November 6, 2009.  Since Harris & Harris Group announced its focus on nanotechnology in 2002, our share price has increased from $1.90 at December 31, 2001, to $4.68 at November 6, 2009.  However, we are very mindful that after having our stock trade in the $10 to $13 range from the end of December 2003, through the beginning of November 2007, investors have seen two years of declines in the price of our stock.

Management is also aware that net asset value per share ("NAV"), the underlying financial metric by which we measure whether we are increasing value for shareholders, has decreased from a record high on June 30, 2008, of $5.95 per share to $4.30 per share as of September 30, 2009.  We began to focus on and invest in nanotechnology-enabled companies exclusively in 2002.  Since that time, our NAV increased from $2.75 per share on December 31, 2001, to $5.95 per share on June 30, 2008.  After steep decreases at September 30, 2008, and December 31, 2008, due primarily to banking, stock market and commodity price collapses and an acceleration of the slowdown in global economic activity, NAV has rebounded slightly from $4.22 at March 31, 2009, to $4.30 at September 30, 2009.

Harris & Harris Group’s business model is to take risk incrementally on early-stage, unproven companies working on exciting technologies at the nanoscale and microscale that have the potential to disrupt large markets.  We hope that some portion of these companies can provide our shareholders with outsized returns within 10 years from our first invested dollar.  However, because it often takes five to 10 years of nurturing an investment from first dollar invested to realize a positive return, and because we historically tend to realize losses before we realize gains in investments, our overall credibility and the consistency of our message is very important to us.

Consistent with our messages from previous quarterly letters to shareholders, management is focused on executing in four key areas.  We believe we have been executing on three of these areas through the third quarter of 2009.  First, we have been prudent in our operations both with managing expenses and with building a cohesive team.  Second, with the current disarray in the venture capital industry, we have been disciplined with our existing portfolio, both in supporting the companies we believe could provide investment returns and in discontinuing further investment in poorer performing companies in our portfolio.  Third, we have secured additional capital to make sure we are able to continue to invest in exciting new nanotechnology and microtechnology companies, to support our existing portfolio and to be opportunistic in the current economic environment.  We believe these actions position us for the fourth key area, realizing gains from our investment portfolio.  As we begin to plan for 2010, our number one priority is to be positioned to begin realizing gains on our more mature nanotechnology-enabled companies.  It is only through accomplishing this goal that we can reach the point where our future growth is financed primarily through reinvestment of our capital gains from these investments rather than primarily through selling additional shares.

Operations:

In our Annual Report to Shareholders in March 2009, we stated, "we are operating with 11 employees, down from a high of 13 in 2008.  In 2009, we expect our operating budget to be approximately $6,200,000 down from $6,708,726 in 2008, a reduction of 7.6 percent.  We do not believe we could manage the company effectively with fewer employees."  As of September 30, 2009, our operating expenses were $4,078,262, after removing the expense related to stock-based compensation of $2,425,525, which is a non-cash expense that does not impact our NAV.  As of September 30, 2009, management intends to complete 2009 with total operating expenses below the original operating budget of $6,200,000.  At this level, our expenses will be less than in 2008 and 2007.  Furthermore, in 2010, we have proposed a budget to the Board that is flat when compared to the budget of 2009.

Management of Harris & Harris Group requires highly specialized skill sets, and we rely on the quality of our investment team to be able to find, nurture and exit companies to drive an increases to our NAV.  We believe that we have assembled a top team for making investments in nanotechnology- and microtechnology-enabled companies, but we have to be competitive in compensation to attract and retain these top individuals.  In 2009, as in 2008, the salaries of the Managing Directors are below the average salaries plus bonus paid to other managing directors of similar sized funds.  As announced in a Form 8-K filed on November 6, 2009, the Compensation Committee will be paying bonuses to the Managing Directors.  However, some of the Managing Directors have elected to use a portion of the after-tax proceeds of the bonus to either purchase shares or to exercise vested options with cash.  This decision will increase their ownership in the Company.  Neither the Managing Directors, nor any of the named executive officers in our proxy, will receive an increase in base salary for 2010, and our Board of Directors will not receive any increase in their fees in 2010.

Management of our Portfolio:

In our Letter to Shareholders for the quarter ending March 31, 2009, we stated, "First, we are focused on managing our portfolio, guiding our companies towards maturity, and making difficult decisions about which companies to continue to finance, and which companies not to finance.  Shareholders should expect us not to continue financing all of our companies, and even to realize losses on companies we do not believe can be successful in the current economic environment."  After starting the year with 33 active companies in the portfolio, and after making one new investment in a public company, Orthovita, Inc., in the third quarter of 2009, we currently have 27 companies that we value at greater than zero.  In 2009, through September 30, 2009, we supported 12 of our portfolio companies with additional capital.  We have decided not to provide financing for three additional companies, which will result in our preferred shares being reduced to common shares and our liquidation preferences being eliminated in at least two of these investments.  In addition to the 12 private portfolio companies we supported with financing, four portfolio companies were able to raise capital from strategic partners that did not require existing investors to participate.  The 16 companies that raised additional capital are well positioned to execute on business plans that the market has validated.

During 2009, we have stated that it was likely that eight of our top 10 holdings by value would not require financing from us in 2009.  At September 30, 2009, our top 10 holdings by value represent 68 percent of our venture capital portfolio.  The two companies in our top 10 holdings by value that needed financing were both successful in consummating their financings.  Furthermore, looking forward to 2010, we expect only three of our top 10 holdings by value at September 30, 2009, to require additional capital.  The companies that do not require financing still face execution risk, but they do not face financing risk on top of execution risk.  This attribute removes an important point of risk and potentially allows these companies to be less impacted by the disarray in the venture capital industry.  As of September 30, 2009, we believe we have taken the difficult steps necessary to position our portfolio for success in the current economic and venture capital climate.

Leadership in Nanotechnology Investing:

Because the past few years have seen few venture-backed initial public offerings ("IPOs"), and because the fragility of current venture syndicates is a continuing worry for the industry, we believe it continues to be prudent to have enough capital to support our best companies until the time they are cash flow positive or until they are acquired or successfully complete an IPO.  In the second quarter of 2009, when management reviewed our reserves for follow-on investments and the investments that may be necessary through 2010, we estimated that we may potentially end 2010 with less than $20 million of investable capital if we had no exits prior to that time.  Although we see potential opportunities for exits during the coming years, management did not believe it was prudent to operate in the existing economic and venture environment with this lack of liquidity, nor do we want to feel the pressure to exit an investment at a sub-optimal point in time that could reduce the potential return on invested capital.  In early October 2009, we had the opportunity to raise additional capital in an underwritten public offering of shares of common stock.  We sold 4,887,500 shares at a price to the public of $4.75 per share for net proceeds, after deducting underwriting discounts and offering expenses, of $21,277,694, and Needham & Co. acted as sole book running manager in connection with the offering.  We believe our success in this capital raise validates our public venture capital model.  We also believe the liquidity our stock offers investors is advantageous in the present economic environment.  We were able to raise capital in a short period of time and at a premium to NAV when many of our venture investor colleagues have substantially reduced or have no access to additional capital from traditional limited partners.

In our Letter to Shareholders for the quarter ending June 30, 2009, we stated the following: "Our goal remains to maintain our leadership in investing in nanotechnology and microsystems and to continue to increase NAV per share.  To accomplish this goal, we must continue to look for opportunities to ‘thrive’ even within this uncertain environment."  With this additional capital, we now have approximately $61,675,700 in cash and treasury obligations as of November 6, 2009.  We believe we have enough capital to support our current 27 portfolio companies that we value at greater than zero even if the time to exit for IPOs and merger and acquisitions remains elevated.  Additionally, we believe we now have capital to invest greater than $5 to $6 million in some of our investments we believe have the greatest potential.  We continue to believe that in some of these companies we may need to invest up to $10 million over the lifetime of the investment.

In our Letter to Shareholders for the quarter ending June 30, 2009, we stated, "Also, venture capital-backed companies are struggling to keep existing syndicate partners together.  Some venture funds are out of capital or are under pressure from their limited partners to decrease capital calls and are not making follow-on investments.  This situation has led to venture financing terms that can heavily favor the later rounds of investments in a company, while substantially decreasing the value of previously invested capital.  Although these terms are favorable to those planning to invest significantly, if one does not have the capital to invest significantly in these later rounds, investment returns could decrease."  With the additional capital from our underwritten offering of common stock in October, we now have adequate funds to be opportunistic in later round investments in high-quality companies.  Towards that end, on November 2, 2009, we purchased some additional shares from existing investors in one of our most mature revenue-generating companies at a 52 percent discount to what we valued similar shares in this company as of September 30, 2009.  We believe there will be additional opportunities as the disarray in the venture capital industry continues over the next 12 to 18 months.

We also believe this additional capital allows us to continue to maintain our leadership position in nanotechnology by investing in new opportunities.  We are currently looking at over 20 new early-stage private companies, late-stage private companies, and microcap public companies, and shareholders of Harris & Harris Group should expect us to make a few new investments over the next six months.

Realizing Returns:

The fourth key focus area is realizing returns from exiting our investments. This is the one area where we have yet to see our strategy successfully executed.  Since 2002, we have had only one successful exit from our nanotechnology portfolio, NanoGram Devices Corporation.  Historically, acquisitions and IPOs of our successful investments have resulted in realized increases in our NAV.  Management believes the most effective, long-term strategy to increase shareholder value is to position the company to increase its NAV.

One step towards beginning to focus private companies for a potential exit is making introductions to public institutional investors, analysts and investment bankers.  On October 7, 2009, we hosted our first "Meet the Portfolio Day" in San Francisco.  We brought 16 of our more mature portfolio company CEOs to this event to present their companies to institutional and strategic investors, analysts and investment bankers.  The event exceeded our expectations.  There were approximately 80 institutional investors, analysts, bankers, and shareholders present and another 70 listening on the webcast.  During the presentations, attendees learned information from our portfolio companies such as the following:

•	NeoPhotonics
o	Top provider of optical components to Huawei in China.
o	Revenue of $134 million in 2008, and plans to exceed revenue of $145 million in 2009.
•	Molecular Imprints
o	Provider of tools for manufacturing of patterned media for the hard disk drive industry.
o	Expects to have $24 million in revenue in 2009.
•	Solazyme
o	Renewable producer of clean fuels, chemicals, foods and health science products.
o
$8.5 million contract with the Navy to deliver 20,000 gallons of renewable algae-derived fuel for use in Navy ships.  Separate contract with the Navy to provide algae-derived jet fuel to the U.S. Navy.  Initial launch of health science products in 2009.

From conversations with attendees, it was evident that many of them were excited about the prospect for some of our companies to realize value in the coming years. The webcast is still available on our website at www.HHVC.com for investors who would like to learn more about these 16 companies.

We believe we are positioned to realize potential gains in our maturing investments and potentially increase our NAV.  Our number one goal is to support future investments by reinvesting our long-term capital gains back into the company for growth.  We believe this provides the only sustainable growth trajectory for our shares and our shareholders.  In support of this goal, on October 26, 2009, we filed a post-effective amendment to our shelf registration statement on Form N-2 to de-register the 2,112,500 shares remaining on the shelf.

Beginning in 2010, we plan to institute quarterly calls for shareholders.  The purpose of these calls will be three-fold.  First, we will update shareholders on our financial performance and our strategy.  Second, we will provide information on our portfolio companies and their progress to the extent that it is public and available.  Third, we will answer questions.  We will not provide guidance.  Our intent is to provide a forum for investors to get important information regarding Harris & Harris Group.  We believe that having quarterly calls will centralize some of the communication between management and our shareholders.  Our first shareholder call will be held in March 2010 following the release of our Annual Report on Form 10-K for the period ending December 31, 2009.

As a new Chief Executive Officer and as a young management team, our overall credibility and the consistency of our message are extremely important to us.  We realize we will be judged not on our ability to articulate our strategy alone, but on our ability to execute on the strategy we outline within the timelines we provide.  We believe there is exciting progress within our portfolio companies, and we believe some of this progress was highlighted in our "Meet the Portfolio Day."  Thank you for your support as we execute on this strategy.

Douglas W. Jamison	Daniel B. Wolfe
Chairman and Chief Executive Officer	President and Chief Operating Officer
Managing Director	Chief Financial Officer Managing Director

Michael A. Janse	Alexei A. Andreev
Executive Vice President	Executive Vice President
Managing Director	Managing Director

November 9, 2009

This letter may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter.  Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The references to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.